EXHIBIT 23.1

                          STAN J.H. LEE, CPA 2160 North
                   Central Rd Suite 203 * Fort Lee * NJ 07024
                      794 Broadway * Chula Vista * CA 91910
               619-623-7799 * Fax 619-564-3408 * stan2u@gmail.com
________________________________________________________________________________


To Whom It May Concerns:


The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of September 9, 2008, on the consolidated audited financial statements of Apollo Entertainment Group Inc. as of June 30, 2008 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.


Very truly yours,


/s/ Stan J.H. Lee, CPA
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Stan J.H. Lee, CPA

September 9, 2008
Chula Vista, CA  91910


          REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD